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                                                                      EXHIBIT 99
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Release by Southwest Newswire                              For Immediate Release

                               PARAGON GROUP, INC.
             ANNOUNCES SALE OF COMMERCIAL PROPERTY SERVICE OPERATION

     DALLAS, Texas, Monday, June 3, 1996 -- Paragon Group, Inc. [NYSE:PAO], (the "Company"), announced today that Insignia Financial Group Inc. has entered into an agreement to acquire Paragon's commercial property service operation ("Paragon Commercial"). Paragon Commercial, which manages approximately 24 million square feet of commercial space, will operate as a subsidiary of Insignia Financial Group's commercial property services subsidiary, Insignia Commercial Group, Inc.

     The general terms of the agreement provide for initial cash consideration of approximately $18.5 million. This consideration may be adjusted upward by as much as $4 million or downward by $2.5 million based largely on future revenue performance of Paragon Commercial. The transaction is scheduled to close by June 30, 1996 and is contingent upon Board approvals and other customary conditions.

     The transaction does not include the sale of any residential or commercial real estate assets owned by the Company, nor does it include Paragon's residential property services operation. The Company, through its property services affiliate, will continue to provide all residential property service functions including management, leasing, development, acquisition and disposition for its owned residential communities as well as for affiliated and third party residential owners. Such services are currently provided for over 22,500 apartment units, including the Company's 15,334 completed units.

     William R. Cooper, Paragon's Chairman, commented, "This is an important and exciting strategic step for the Company. We will now focus virtually 100% of our attention and energy directly on our residential business. While we will miss the many valuable relationships built through the years with our commercial employees and clients, we believe the Company can achieve more dynamic future growth for our shareholders by concentrating on our core business which is the operation of middle to upper income rental apartments in the Southwest, Midwest, Carolina and Florida markets."

     Paragon Group, Inc. is a fully integrated, geographically diverse real estate investment trust focused on the acquisition, development and operation of multifamily residential properties in its key markets across the country. Email Address paoir@interserv.com.

For additional information,
please contact:


Thomas D. Ferguson
Senior Vice President and Chief Financial Officer
(214) 891-2104